                                                              Exhibit 10.20


                                  EMPLOYMENT AGREEMENT

     AGREEMENT, dated as of November 8, 1999 (the "AGREEMENT"), between Semiconductor Components Industries, LLC (the "COMPANY"), with offices at 5005 East McDowell Road, Phoenix, Arizona 85008, and James Thorburn (the "EXECUTIVE").

     1.  EMPLOYMENT, DUTIES AND AGREEMENTS.

         (a) The Company hereby agrees to employ the Executive as its Senior Vice President and Chief Operating Officer and the Executive hereby accepts such position and agrees to serve the Company in such capacity during the employment period fixed by Section 3 hereof (the "EMPLOYMENT PERIOD"). The Executive shall report to the President of the Company or, in the absence of a President, to the executive officer of the Company acting in a similar capacity, and shall have such duties and responsibilities as the President or such executive officer may reasonably determine from time to time as are consistent with Executive's position as Senior Vice President and Chief Operating Officer. During the Employment Period, the Executive shall be subject to, and shall act in accordance with, the instructions and directions of the President (or such other executive officer) and all applicable policies and rules of the Company, in each case, as are consistent with the Executive's position as Senior vice President and Chief Operating Officer.

         (b) During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company.

         (c) During the Employment Period, the Executive may not, without the prior written consent of the Company, directly or indirectly, operate, participate in the the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company), provided that it shall not be a violation of the foregoing for the Executive to manage his personal, financial and legal affairs so long as such activities do not interfere with the performance of his duties and responsibilities to the Company as provided hereunder.

     2.  COMPENSATION.

         (a) As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive, pursuant to the Company's normal and customary payroll procedures, a base salary at the rate of $300,000 per annum, (the "BASE SALARY"). The Board of Directors of the Company (the "BOARD") shall review the Executive's Base Salary from time to time.

         (b) In addition to the Base Salary, during the Employment Period, the Executive shall be eligible to participate in the executive bonus program established and approved by the Board (the "PROGRAM") and, pursuant to the Program, the Executive may earn an annual bonus (the "ANNUAL BONUS") up to a maximum of 100% of Base Salary based on the achievement of annual performance objectives as set forth in the Program, provided that with respect to fiscal year 1999, the Executive shall be entitled to receive a pro-rata portion of the Annual Bonus based on the portion of such year that this Agreement is in effect and determined in accordance with the Program, including the achievement of the applicable performance objectives for such year.

         (c) The Company has paid the Executive a one-time payment of $270,000 (the "CONSULTATION FEE").


         (d) On the date hereof, the Company shall cause SCG Holding Corporation (the "PARENT") to grant the Executive an option (the "OPTION") to purchase 750,000 shares of common stock of the Parent at an exercise price of $1.00 per share. The Option shall be subject to and governed by the SCG Holding Corporation 1999 Founders Stock Option Plan (the "OPTION PLAN") and shall be evidenced by a stock option grant agreement as provided under the Option Plan. 8.4 percent of the Option shall become exercisable on the Grant Date (as defined in the applicable Stock Option Grant Agreement); an additional 8.3 percent of the Option shall become exercisable six months following the Grant Date; an additional 8.3 percent of the Option shall become exercisable on the first anniversary of the Grant Date; and on each six-month anniversary following the first one-year anniversary of the Grant Date, an additional 12.5 percent of the Option shall become exercisable until 100% of the Option is fully vested and exercisable: PROVIDED THAT the Executive is still employed by the Company on each such date that a portion of the Option is to become exercisable. Notwithstanding the foregoing, in the event of a Change in Control (as defined in the Option Plan) during the Employment Period, the Option shall become fully vested and immediately exercisable as provided under the Option Plan. The Option or any portion thereof that has not become exercisable shall automatically expire on the Date of Termination (as defined in Section 4 below), and the Option or any portion thereof that has become exercisable as of the Date of Termination shall expire on the earlier of (i) ninety (90) days after the date the Executive's Employment is terminated for any reason other than Cause, death or Disability; (ii) one year after the date the Executive's employment is terminated by reason of death or Disability; (iii) thirty (30) days after the date the Executive's employment is terminated for Cause; or (iv) the tenth anniversary of the Grant Date.


         (e)  During the Employment Period:

              (i) except as specifically provided herein, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs of the Company which are made available generally to other executive officers of the Company; to the extent permitted by applicable law, the Company will, on or as soon as practicable after the date hereof, take into account the Executive's service with Zilog, Inc. as if it were service with the Company for purposes of eligibility and vesting under the Company's 401(k) plan administered by Vanguard (the "401(k) PLAN"), provided that taking such service into account does not affect the tax-qualified status of the 401(k) Plan; and

              (ii) except as specifically provided herein, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company which are made available generally to other executive officers of the Company (for the avoidance of doubt, such plans, practices, policies or programs shall not include any plan, practice, policy or program which provides benefits in the nature of severance or continuation pay). Notwithstanding the foregoing, to the extent reasonably practicable, the Company will provide medical and dental benefits at least comparable to the benefits the Executive received from Zilog, Inc., including without limitation by providing such benefits through reimbursing the Executive for the cost of continuing his medical coverage under Zilog's medical plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

         (f) The Company shall provide the Executive with a car allowance not to exceed $1,200 per month.

         (g) The Company shall provide the Executive with (i) relocation benefits in accordance with the Company's relocation policy; (ii) a housing allowance ("HOUSING ALLOWANCE") not to exceed $4,000 per month until the earlier of the date the Executive acquires a permanent residence in the Phoenix, Arizona area and relocates his family thereto or twenty-four (24) months, plus an additional amount per month to compensate for any federal, state and local income and payroll taxes that the Executive shall be required to pay in respect of the housing allowance payments such that the Executive's net after-tax payment equals his Housing Allowance; and (iii) reasonable travel expenses between California and Phoenix, Arizona for the Executive and the Executive's spouse and children for the 24-month-period immediately following the Effective Date, provided such expenses shall not exceed $1,440 per month net of all income taxes to the extent applicable.

         (h) The Executive shall be entitled to receive four weeks paid vacation per calendar year, prorated for any partial year and otherwise accrued in accordance with the Company's vacation practices applicable generally to the senior executive officers of the Company.

         (i) The Company shall reimburse the Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to the senior executive officers of the Company.

     3.  EMPLOYMENT PERIOD.

         The Employment Period commenced on August 2, 1999 (the "EFFECTIVE DATE") and shall terminate on the third anniversary of the Effective Date (the "SCHEDULED TERMINATION DATE"). Notwithstanding the foregoing, the Executive's employment hereunder may be terminated during the Employment Period prior to the Scheduled Termination Date upon the earliest to occur of the following events (at which time the Employment Period shall be terminated):

         (a) Death. The Executive's employment hereunder shall terminate upon his death.

         (b) Disability. The Company shall be entitled to terminate the Executive's employment hereunder for "DISABILITY" if, as a result of the Executive's incapacity due to physical or mental illness or injury, the Executive shall have been unable to perform his duties hereunder for a period of ninety (90) consecutive days, and within thirty (30) days after Notice of Termination (as defined in Section 4 below) for Disability is given following such 90-day period the Executive shall not have returned to the performance of his duties on a full-time basis.

         (c) Cause. The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, the term "CAUSE" shall mean: (i) a material breach by the Executive of this Agreement: (ii) the failure by the Executive to reasonably and substantially perform his duties hereunder (other than as a result of physical or mental illness or injury); (iii) the Executive's willful misconduct or gross negligence which is materially injurious to the Company; or (iv) the conviction of or plea of nolo contendere (or similar plea) by the Executive for a felony or other serious crime involving moral turpitude. In the case of clauses (i) and (ii) above, the Company shall provide written notice to the Executive indicating in reasonable detail the events or circumstances that it believes constitute Cause hereunder and, if such breach or failure is reasonably susceptible to cure, provide the Executive with thirty (30) days to cure such breach or failure prior to any termination for Cause.

         (d) Without Cause. The Company may terminate the Executive's employment hereunder during the Employment Period without Cause.

         (e) Voluntarily. The Executive may voluntarily terminate his employment hereunder (other than for Good Reason), provided that the Executive provides the Company with notice of his intent to terminate his employment at least three months in advance of the Date of Termination (as defined in Section 4 below).

         (f) For Good Reason. The Executive may terminate his employment hereunder for Good Reasons. For purposes of this Agreement, "GOOD REASON" shall mean (i) a material diminution of the Executive's duties and responsibilities hereunder, or (ii) the Executive elects to terminate his employment within one year after a Change in Control (as defined below); PROVIDED THAT in (i) above, the Executive shall notify the Company with thirty (30) days after the event or events which the Executive believes constitute Good Reasons hereunder and shall describe in such notice in reasonable detail such event or events and provide the Company a reasonable time to cure such diminution (not to exceed thirty (30) days).

     4.  TERMINATION PROCEDURE.

         (a) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive during the Employment Period (other than a termination on account of the death of Executive) shall be communicated by written "NOTICE OF TERMINATION" to the other party hereto in accordance with Section 12(a).

         (b) Date of Termination. "DATE OF TERMINATION" shall mean (i) if the Executive's employment is terminated by his death, the date of his death,
(ii) if the Executive's employment is terminated pursuant to Section 3(b), thirty (30) days after Notice of Termination, (iii) if the Executive voluntarily terminates his employment, the date specified in the notice given pursuant to Section 3(c) herein which shall not be less than thirty (30) days after the Notice of Termination, (iv) if the Executive terminates his employment hereunder for Good Reason pursuant to Section 3(f) herein, thirty
(30) days after Notice of Termination and (v) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination.

     5.  TERMINATION PAYMENTS.

         (a) Without Cause or for Good Reason. In the event of the termination of the Executive's employment during the Employment Period by the Company without Cause or by the Executive for Good Reason, in addition to the Executive's accrued but unused vacation and Base Salary through the Date of Termination (to the extent not theretofore paid) the Executive shall be entitled to a lump-sum payment, payable within thirty (30) days after the Date of Termination equal to the product of (A) either (i) three, if the Date of Termination is on or before September 1, 2001, or (ii) two, if the Date of Termination is after September 1, 2001 and prior to the Scheduled Termination Date; and (B) the sum of (i) the highest rate of Executive's annualized Base Salary in effect at any time up to and including the

Date of Termination and (ii) the Annual Bonus earned by the Executive in the year immediately preceding the Date of Termination; PROVIDED that the payments provided herein are subject to and conditioned upon the Executive executing a valid general release and waiver (in the form reasonably acceptable to the Company), waiving all claims the Executive may have against the Company, its successors, assigns, affiliates, executives, officers and directors, and such payments are subject to and conditioned upon the Executive's compliance with the Restrictive Covenants provided in Sections 8 and 9 hereof. Except as provided in this Section 5(a), the Company shall have no additional obligations under this Agreement.

         (b) Cause, Disability, Death or Voluntarily. If the Executive's employment is terminated during the Employment Period (i) by the Company for Cause, (ii) voluntarily by the Executive (other than for Good Reason), or
(iii) as a result of the Executive's death of Disability, the Company shall pay the Executive or the Executive's estate, as the case may be, within thirty (30) days following the Date of Termination the Executive's accrued but unused vacation and his Base Salary through the Date of Termination (to the extent not theretofore paid). Except as provided in this Section 5(b), the Company shall have no additional obligations under this Agreement.

     6.  EMPLOYMENT TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL.

         (a) In the event the Company terminates the Executive's employment without Cause within two years following a Change in Control (as defined below), then, in addition to all other benefits provided to the Executive under the provisions of this Agreement, the Company shall provide the Executive with continuation of medical benefits for the greater of (A) two years after the Date of Termination or (B) the remainder of the Employment Period. These benefits shall be provided to the Executive at the same cost, and at the same coverage level, as in effect as of the Executive's Date of Termination. However, in the event the cost and/or level of coverage shall change for all employees of the Company, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner; and

         (b) For purposes of this Agreement, a Change in Control shall have the meaning set forth in the Option Plan.

     7.  LEGAL FEES.

         (a) In the event of any contest or dispute between the Company and the Executive with respect to this Agreement or the Executive's employment hereunder, each of the parties shall be responsible for their respective legal fees and expenses.

         (b) The Company shall pay up to $10,000 of legal fees incurred by the Executive in review of and counseling regarding this Agreement after receipt of an invoice reasonably satisfactory to the Company.

     8.  NON-SOLICITATION.

         During the Employment Period and for one (1) year thereafter, the Executive hereby agrees not to, directly or indirectly, solicit or assist any other person or entity in soliciting any employee of the Company or any of their subsidiaries to perform services for any entity (other than the Company or their subsidiaries), or attempt to induce any such employee to leave the employ of the Company or their subsidiaries.

     9.  CONFIDENTIALITY; NON-DISCLOSURE; NON-DISPARAGEMENT.

         (a) The Executive hereby agrees that, during the Employment Period and thereafter, he will hold in strict confidence any proprietary or Confidential Information related to the Company and its affiliates. For purposes of this Agreement, the term "CONFIDENTIAL INFORMATION" shall mean all information of the Company or any of its affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers' or trade secrets; provided, however, that the term Confidential Information shall not include any information which has become publicly available (other than by an impermissible disclosure of such information) or any information that is developed independently or obtained independently without breach of any confidentiality provision by the Executive without the use of any other Confidential Information.

         (b) The Executive hereby agrees that, upon the termination of the Employment Period, he shall not take, without the prior written consent of the Company, any drawing, blueprint, specification or other document (in whatever form) of the Company or its affiliates which is Confidential Information, including without limitation information relating to its or their methods of distribution, or any description of any formulas or secret processes, and will return any such information (in whatever form) then in his possession.

         (c) In the event the Executive's employment hereunder is terminated pursuant to Section 3(d) or 3(c) hereof, the Executive and the Company shall mutually agree on the time, method and content of any public announcement regarding the Executive's termination of employment hereunder and neither the Executive nor the Company shall make any public statements which are inconsistent with the information mutually agreed upon by the Company and the Executive and the parties hereto shall cooperate with each other in refuting any public statements made by other persons, which are inconsistent with the information mutually agreed upon between the Executive and Company as described above.

         (d) The Executive hereby agrees not to defame or disparage the Company, its affiliates and their officers, directors, members or executives, and the Company hereby agrees that it shall not disparage or defame the Executive through any official statement of the Company or through any statements of the officers of the Company, provided that, in the event the Executive's employment is terminated for Cause, both the Executive and the Company shall be permitted, in their discretion, to disclose the facts and circumstances surrounding such termination. The Executive and the Company hereby agree to cooperate with each other in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates or their directors, members, officers or executives or in respect of the Executive.

    10.  INJUNCTIVE RELIEF.

         It is impossible to measure in money the damages that will accrue to the non-breaching party in the event that one party breaches any of the restrictive covenants provided in Sections 8 and 9 hereof. In the event that either party breaches any such restrictive covenant, the non-breaching party shall be entitled to an injunction restraining the breaching party from violating such restrictive covenant (without posting any bond). If the non-breaching party shall institute any action or proceeding to enforce any such restrictive covenant, the breaching party hereby waives the claim or defense that the non-breaching party has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the non-breaching party has an adequate remedy at law. The foregoing shall not prejudice the non-breaching party's right to require the breaching party to account for and pay over to the non-breaching party, and the breaching party hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the breaching party as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 8 or 9 hereof, subject to the non-breaching party's obligation to mitigate its damages.

     11.  REPRESENTATIONS.

          (a) The parties hereto hereby represent that they each have the authority to enter into this Agreement and that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which they are a party.

          (b) The Executive hereby represents to the Company that he will not utilize or disclose any confidential information obtained by the Executive in connection with his former employment with respect to his duties and responsibilities hereunder.

     12.  MISCELLANEOUS.

          (a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

          If to the Company:

          Semiconductor Components Industries, LLC
          5005 East McDowell Road
          Phoenix, Arizona 85008
          Attention: Board of Directors and Secretary

          with a copy to:

          Paul Shim
          Cleary, Gottlieb, Steen & Hamilton
          One Liberty Plaza
          New York, NY 10006

          If to the Executive:

          James Thorburn
          Semiconductor Components Industries, LLC
          5005 East McDowell Road
          Phoenix, Arizona 85008

          with a copy to:

          Paul A. Reiner
          Paul, Hastings, Janofsky & Walker
          345 California Street
          San Francisco, CA 94104

or to such other address as any party hereto may designate by notice to the others.

          (b) This Agreement shall constitute the entire agreement among the parties hereto with respect to the Executive's employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive's employment (it being understood that any stock options granted to the Executive shall be governed by the relevant option plan and related stock option grant agreement and any other related documents).

          (c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

          (d) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

          (e) (i) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by either party, except that the Company may assign this Agreement upon a Change in Control.

               (ii) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, "the Company" shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

          (f) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by Company shall be implied by Company's forbearance or failure to take action.

          (g) The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood, that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

          (h) This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without reference to its principles of conflicts of law.

          (i) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          (j) The headings of this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                    SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

                                    /s/ GEORGE H. CAVE
                                    -----------------------------
                                    Name:   George H. Cave
                                    Title:  Assistant Secretary &
                                             General Counsel


                                    /s/ JAMES THORBURN
                                    -----------------------------
                                    Name:   James Thorburn
                                    Title:  Treasurer


                                      9